Exhibit 99.1

News Release

Corporate Headquarters

9601 McAllister Freeway, Ste. 610

San Antonio, TX 78216-6942

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE

Media Contacts:

Gary Skidmore Harte-Hanks, Inc. Executive Vice President and President, Direct Marketing +001 (512) 434 - 1101 gary_skidmore@harte-hanks.com	Robert Howells Harte-Hanks Direct Marketing Group Managing Director +001 (201) 819 - 8125 robert_howells@harte-hanks.com

HARTE-HANKS ACQUIRES INFORMATION ARTS

UK-based leader in business-to-business database marketing and analytics

SAN ANTONIO, TX – September 1, 2010 – Harte-Hanks, Inc. (NYSE: HHS) announced today that it acquired Information Arts (UK) Limited yesterday, August 31, 2010. Information Arts, based in High Wycombe in the United Kingdom, is a provider of data-driven marketing insight to business-to-business marketers across Europe – and increasingly across the globe. The company delivers a compelling road map of how data insight will dramatically improve multichannel marketing effectiveness and retention programs. This insight is derived from profiling, segmentation, modeling and other analytics, and drives engagements that include marketing data management, data hygiene, data acquisition and data planning.

Information Arts will operate as a business unit of Harte-Hanks Direct Marketing under its current leadership of Simon Lawrence and Gary Selby. Information Arts and Harte-Hanks’ other marketing offerings in Europe will be combined to deliver multichannel Demand Center solutions — integrated lead generation and lead management programs.

Information Arts was founded in 2000 by Simon Lawrence and Gary Selby.

Harte-Hanks and Information Arts have been working together since 2007 and deliver marketing solutions to a number of clients. Information Arts already uses the Harte-Hanks Trillium Software System® postal and geocode tables to facilitate high data quality and integrates the Harte-Hanks Ci Technology Database™ in some of its data offerings.

Robert Howells, Group Managing Director of Harte-Hanks Direct Marketing international businesses, commented, “We believe that Information Arts is one of the best data analytics and insight companies in Europe, and we are delighted to have Simon and Gary on our team. All over the world we are committed to providing our customers with more and better insight on their marketing data and effectiveness, which will enable them to do true multichannel marketing. Information Arts will help us do that.”

Simon Lawrence, CEO of Information Arts said of the acquisition, “Harte-Hanks is an impressive multinational business with a prolific client list that spans a diverse range of industries and locations, so becoming a part of Harte-Hanks is a natural step forward. Information Arts will continue to work from the position of providing the best quality independent marketing data and insight, and we expect to continue to see the business grow organically by attracting top name clients.”

Mike Bull, global database marketing manager at Cisco, a client of Information Arts and Harte-Hanks for three years, said, “Working with Information Arts has allowed Cisco to realize the full potential of the contact data held within our marketing systems and to capitalize intelligently on this data. The capability available through both Harte Hanks and Information Arts will prove a powerful combination, and I am confident that our relationship will be a long and fruitful one.”

Gary Selby, managing director at Information Arts added, “Since founding Information Arts we have been dedicated to providing the very best service for our clients. The increasingly international way we work means that working with the other businesses of Harte Hanks will be of huge benefit to new and existing clients, and we are looking forward to a successful partnership in the future.”

About Information Arts

Since its formation in 2000, Information Arts has become recognised as the leader of insight-led business-to-business relationship marketing in Europe.

Information Arts delivers a range of insight, data and database solutions within a high added value service to clients. Through its groundbreaking OMNI database, Information Arts offers clients’ access to the only single source of marketing data created by blending source information from the leading European suppliers.

With an established market standing in developing lead generation, customer development and dealer channel programmes, Information Arts has a proven record in improving ROI and achieving tangible results for clients which include Shell, Cisco, Vodafone and Xerox.

Information Arts is part of global direct and digital marketing group Harte-Hanks. www.information-arts.com

About Harte-Hanks:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Visit the Harte-Hanks Web site at http://www.harte-hanks.com or call 800-456-9748.

This document may contain trademarks that are owned or licensed by Harte-Hanks, Inc. and its subsidiaries, including, without limitation, Harte-Hanks®, Trillium Software System®, Ci Technology Database™ and other names and marks. All other brand names, product names, or trademarks belong to their respective holders.

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